Exhibit 99.(a)(1)(D)

EMAIL FROM STOCK ADMINISTRATOR RE: ELIGIBLE OPTION GRANT

Subject: Eligible Option Grant

Dear [Name]:

Your grant number [Grant_ID], an option to purchase [Number] shares of On Assignment common stock at a price of [Price], is eligible for exchange in On Assignment’s Stock Option Exchange Program.

If you are electing to exchange any of your Eligible Option Grants under the Stock Option Exchange Program, the deadline to deliver your Election Form to Stock Administration is January 22, 2009, at 5:00 p.m. Pacific Standard Time, unless we extend the program. We currently have no plans to extend the Offer beyond January 22, 2009.

A copy of the Election Form along with instructions for completing and delivering the form can be found at http://www.insideoa.com or http://portal/default.aspx or by contacting me at (818) 878-7900 or via email at rebecca.heller@onassignment.com. We cannot accept late submissions, and therefore we urge you to respond early to avoid any last minute problems.

If you are not electing to tender any of your outstanding Eligible Option Grants for exchange, then no action is required on your part.

IMPORTANT ADDITIONAL TERMS AND CONDITIONS DESCRIBED IN OUR “OFFER TO EXCHANGE” APPLY TO THIS PROPOSED EXCHANGE OFFER AND ARE AVAILABLE AT HTTP://WWW.INSIDEOA.COM OR HTTP://PORTAL/DEFAULT.ASPX. YOU SHOULD CAREFULLY REVIEW THESE MATERIALS IN THEIR ENTIRETY AND DISCUSS THEM WITH YOUR TAX, LEGAL AND INVESTMENT ADVISORS AS APPROPRIATE PRIOR TO ELECTING TO PARTICIPATE IN THIS OFFER. AFTER THE EXPIRATION DATE, YOUR ELECTION TO PARTICIPATE IN THE OFFER WILL BE IRREVOCABLE.

If you have questions regarding the Stock Option Exchange Program, please contact me at (818) 878-7900 or via email at rebecca.heller@onassignment.com.

Sincerely,

Rebecca Heller

On Assignment Stock Plan Administrator